UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A/A
Amendment No. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
DISCOVERY COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	35-2333914
(State of Incorporation or organization)	(I.R.S. Employer Identification no.)

One Discovery Place
Silver Spring, Maryland	20910
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Series A Junior Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC
Series B Junior Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC
Series C Junior Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: 333-151586
(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Registration Statement on Form 8-A filed by Discovery Communications, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on September 12, 2008, as amended by Amendment No. 1 thereto filed with the SEC on December 12, 2008 (as so amended, the “Existing Form 8-A”), is hereby amended by adding to the end of such Item 1 the following disclosure.

As disclosed in the Current Report on Form 8-K filed by the Company with the SEC on July 31, 2017 (the “Current Report”), on July 30, 2017, the Company entered into with Advance/Newhouse Programming Partnership, a New York general partnership (“ANPP”), a Preferred Share Exchange Agreement (the “Preferred Share Exchange Agreement”), pursuant to which the Company has agreed to exchange (i) all of the outstanding shares of Series A Convertible Participating Preferred Stock of the Company held by ANPP for shares of Series A-1 Convertible Participating Preferred Stock of the Company and shares of Series C-1 Convertible Participating Preferred Stock of the Company and (ii) all of the outstanding shares of Series C Convertible Participating Preferred Stock of the Company for shares of Series C-1 Convertible Participating Preferred Stock of the Company, in each case as more fully described in the Current Report.

On July 30, 2017, in anticipation of the execution by the Company and ANPP of the Preferred Share Exchange Agreement, the Company and the Rights Agent entered into Amendment No. 2 to Rights Agreement (“Amendment No. 2”), which amended the Rights Agreement to, among other things, provide that neither the execution and delivery of the Preferred Share Exchange Agreement nor the completion of the transactions contemplated thereby will affect ANPP’s status as an Exempt Person (as defined in the Rights Agreement) and to update certain defined terms in the Rights Agreement in light of the transactions contemplated by the Preferred Share Exchange Agreement. The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to the complete text of Amendment No. 2, which is filed herewith as Exhibit 99.4 and incorporated herein by reference.

Item 2. Exhibits.

Item 2 of the Existing Form 8-A is hereby amended by adding the following disclosure to the end of such Item 2:

99.4
Amendment No. 2 to Rights Agreement by and between Discovery Communications, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 31, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: July 31, 2017	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development, Distribution & Legal Officer

EXHIBIT INDEX

The Exhibit Index to the Existing Form 8-A is hereby amended by adding the following exhibit to the end of such Exhibit Index:

99.4
Amendment No. 2 to Rights Agreement by and between Discovery Communications, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 31, 2017).